Exhibit 10.5

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into effective as of October 5, 2010 (the “Effective Date”) by and between WELLS REAL ESTATE FUNDS, INC., a Delaware corporation (together with its successors and assigns, participants and transferees “Lender”) and WELLS CORE OFFICE INCOME OPERATING PARTNERSHIP, L.P. (together with its permitted successors and assigns, “Borrower”).

RECITALS:

Borrower has applied to Lender for and Lender has agreed to provide, subject to the terms of this Agreement, a revolving loan facility in the aggregate principal amount not to exceed $10,000,000 for the purpose of funding acquisitions and operations of commercial real estate properties consisting primarily of high quality, income-generating office and industrial property leased to creditworthy companies and governmental entities to be consolidated in the diversified portfolio held and marketed for investment by Wells Core Office Income REIT, Inc. (the “Guarantor”). It is contemplated that the indebtedness under the Loan (as defined herein) shall be secured and repaid primarily by the subscription proceeds collected by Guarantor from public investors. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

Section 1.      DEFINITIONS

1.01    Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Margin shall mean, as applicable:

      (A)      the percentage spread to be added to the Base Rate applicable to Revolving Loans under the Base Rate Option shall be 1.50%, or

      (B)      the percentage spread to be added to the LIBOR Rate applicable to Revolving Loans under the LIBOR Rate Option shall be 2.50%.

Authorized Officer shall mean, with respect to Borrower and Guarantor, the President, Senior Vice-President, Vice President, Treasurer or Assistant Treasurer of the General Partner of Borrower or Guarantor, respectively, or such other individuals, designated by written notice to the Lender from Borrower or Guarantor, authorized to execute notices, reports and other documents on behalf of Borrower and Guarantor required hereunder. Borrower and Guarantor may amend such list of individuals from time to time by giving written notice of such amendment to the Lender.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Prime Rate, and (b) the Federal Funds Open Rate, plus 50 basis points (0.50%), and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in either Section 4.01(a)(i) [Revolving Loan Base Rate Option].

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Atlanta, Georgia and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Closing Date shall mean October 5, 2010.

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Collateral shall mean the collateral described herein and pursuant to (i) the Pledge Agreement executed by Borrower, and (ii) the Pledge Agreement executed by Guarantor.

Collateral Documents shall have the meaning specified in Section 6.09 [Liens in the Collateral].

Control Agreement shall mean that certain Control Agreement executed by Borrower, Guarantor and Deposit Bank in favor of Lender in connection with the Loan, as the same may be amended, modified or supplemented from time to time.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Lender by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.

Deposit Bank shall mean Regions Bank, an Alabama corporation.

Distributions shall have the meaning specified in Section 8.03 [Dividends and Related Distributions].

Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

Event of Default shall mean any of the events of default listed in the Note, the Collateral Documents, this Agreement or in any of the other Loan Documents, after the expiration of any applicable notice and cure period.

Excluded Taxes shall mean, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) any federal, state, or local tax based upon, measured by, or arising out of any payroll or wages paid by it to any person, (d) any federal, state, or local tax based upon or arising out of its ownership of real or personal property or measured by the value of such real or personal property, or (e) any federal, state, or local tax based upon or arising out of its engagement in any transaction with any person or entity other than the Borrower, or measured by the value of any such transaction.

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expiration Date shall mean, with respect to the Revolving Loan Commitment, April 5, 2011.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Lender (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Lender at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.03 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

Guaranty shall mean that certain Guaranty executed and delivered by Wells Core Office Income REIT, Inc. guaranteeing the Obligations of Borrower hereunder and under the Loan Documents.

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance loan facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit loan agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (vi) any guaranty of Indebtedness for borrowed money.

Indemnified Taxes shall mean Taxes other than Excluded Taxes.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of Borrower or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be 7 days, one Month, two Months, three Months or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the

Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.

IRS shall mean the Internal Revenue Service.

Knowledge shall mean the actual knowledge of any Authorized Officer of Borrower following his or her receipt of written notification, specifically intending to exclude deemed or imputed knowledge.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body, including Environmental Laws.

LIBOR Rate shall mean, with respect to the Loans to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Lender by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Lender which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Loan amount and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Lender at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

London interbank offered rates quoted by Bloomberg

LIBOR RATE	=	or appropriate successor as shown on Bloomberg Page BBAM1 1.00 – LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve

Percentage as of such effective date. The Lender shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

LIBOR Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.01(a)(ii) [Revolving Loan LIBOR Rate Option].

LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Loan Documents shall mean this Agreement, the Note, the Pledge Agreements, the Guaranty, the Control Agreement and any other instruments, certificates or documents delivered in connection herewith or therewith.

Loan Request shall have the meaning specified in Section 2.03 [Revolving Loan Requests].

Loans shall mean collectively and Loan shall mean separately all Revolving Loans or any Revolving Loans.

Material Adverse Change shall mean any set of circumstances or events which (a) has a material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document, (b) is material and adverse to the business, properties, assets, financial condition or results of operations of the Borrower and its Obligations, or (c) impairs materially the ability of the Borrower to duly and punctually pay or perform any of the Obligations, or (d) impairs materially the ability of the Lender, to the extent permitted, to enforce its legal remedies pursuant to this Agreement or any other Loan Document.

Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Monthly Payment Date shall mean (a) the 15th day of each calendar month, provided, however, that if the 15th day of any calendar month falls on a Saturday, Sunday or Lender holiday, then the Monthly Payment Date for such calendar month shall be on the immediately succeeding Business Day, and (b) the Expiration Date or upon acceleration of the Note.

Note shall mean the promissory note executed pursuant to this Agreement evidencing the Revolving Loans.

Obligation shall mean any obligation or liability of the Borrower or Guarantor, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Note, or any other Loan Document whether to the Lender or its Affiliates or other persons provided for under such Loan Documents.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Other Taxes shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Permitted Liens shall mean:

    (i)      Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

    (ii)     Liens, security interests and mortgages in favor of the Lender securing the Obligations;

    (iii)    Liens or other security interests in favor of any third party lender securing any Indebtedness approved in writing in advance by Lender; or

    (iv)    Liens resulting from final judgments or orders described in Section 9.06 [Final Judgments or Orders] which are not discharged within thirty (30) days of entry, and do not affect the Collateral or, in the aggregate, do not materially impair the ability of Borrower to perform its Obligations hereunder or under the other Loan Documents.

    (v)     Liens upon real property and improvements securing any Indebtedness of Borrower or Guarantor, or their respective Subsidiaries, for the purchase of such real property and improvements.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Pledge Agreements shall mean those certain Pledge Agreements executed and delivered by each of Borrower and Guarantor in favor of the Lender in forms acceptable to Lender.

PNC shall mean PNC Bank, a National Association.

Potential Default shall mean any event or condition which with notice or passage of time, or both, will constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by PNC, as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Lender. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to statutory Liens for taxes not yet due and payable or Liens approved by Lender.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Lender).

Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of Borrower or Guarantor in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of Borrower or Guarantor for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

Revolving Loans shall mean collectively and Revolving Loan shall mean separately all Revolving Loans or any Revolving Loan made by the Lender to the Borrower pursuant to Section 2.01 [Revolving Loan Commitment].

Solvent shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) the Board of Directors or similar managing body of which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries; provided, however, that no Person shall be considered a Subsidiary of any other Person solely as the result of a contractual agreement for the provision of services or employees.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

UCC Financing Statements shall mean all UCC financing statements relating to any of the Collateral Documents.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.02    Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.

1.03    Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 8, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.

Section 2.      REVOLVING LOAN FACILITY

2.01    Revolving Loan Commitment.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, Lender agrees to make Revolving Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan the aggregate principal amount outstanding shall not exceed Ten Million Dollars ($10,000,000.00). Within such limits of time and amount and subject to the other provisions of this Agreement, Borrower may borrow, repay and reborrow pursuant to this Section 2.01. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Loans made to it by the Lender, together with interest thereon, shall be evidenced by the Note, dated the Closing Date payable to the order of the Lender in a face amount equal to Ten Million Dollars ($10,000,000.00).

2.02    Nature of Lender’s Obligations with Respect to Revolving Loans.  The failure of the Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of Lender to perform its obligations hereunder. Lender shall have no obligation to make Revolving Loans hereunder on or after the Expiration Date or as otherwise set forth herein.

2.03    Revolving Loan Requests.  Except as otherwise provided herein, Borrower may from time to time prior to the Expiration Date request the Lender to make Revolving Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Lender, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) one (1) Business Day prior to the proposed Borrowing Date with respect to the making of a Revolving Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.03 (each, a “Loan Request”). Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loan, and, if applicable, the Interest Period, which amount shall be in integral multiples of $50,000 and not less than $50,000 for each Loan Request.

2.04    Making Revolving Loans; Repayment of Revolving Loans.

  (a)      Lender shall, subject to Section 3 [Conditions of Lending], fund such Revolving Loans to Borrower in U.S. Dollars and immediately available funds prior to 2:00 p.m., on the applicable Borrowing Date.

  (b)      Borrower shall repay the Revolving Loans together with all outstanding interest thereon on the Expiration Date.

2.05    Use of Proceeds.  The proceeds of the Loans shall be used to acquire commercial real estate properties, including without limitation the payment of acquisition costs and expenses and advisory fees.

Section 3.      CONDITIONS OF LENDING

The obligation of the Lender to make Loans hereunder is subject to the performance by Borrower of its Obligations to be performed hereunder at or prior to the making of any such Loans and to the satisfaction of the following further conditions:

3.01.    Initial Advance.   On the Closing Date, proper evidence, execution, and/or delivery to Lender of the following items in addition to this Agreement, all in form and substance satisfactory to Lender and Lender’s counsel in their sole discretion:

  (a)      Each of the other Loan Documents signed by an Authorized Officer of the Borrower and Guarantor and all appropriate UCC financing statements.

  (b)      The Control Agreement whereby the Deposit Bank confirms Lender’s perfected security interest in and control over one or more deposit accounts held in the name of Borrower and Guarantor at the Deposit Bank.

  (c)      Favorable opinions from legal counsel, addressed to Lender, acceptable to Lender and Lender’s counsel covering such matters as may be reasonably requested by Lender or Lender’s Counsel.

  (d)      No action, proceeding, investigation, regulation, or legislation shall have been instituted, or, to the knowledge of Borrower threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the sole discretion of the Lender, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents;

  (e)      Certificates dated the Closing Date and signed by an Authorized Officer of Borrower and Guarantor, certifying as appropriate as to: (a) all necessary action taken by Borrower or Guarantor, as applicable, in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the

Closing Date certified by the appropriate state official where such documents are filed in a state office;

  (f)      Lender shall have completed or shall have caused to be completed, to its satisfaction in form, scope, substance and in all other respects, a due diligence review with respect to the assets, financial condition, operations, business and prospects of Borrower and Guarantor;

  (g)      All consents required to effectuate the transactions contemplated hereby;

  (h)      Payment to Lender or third parties of all fees and expenses required by this Agreement or any other Loan Documents;

  (i)      Such other documents in connection with such transactions as the Lender or its counsel may reasonably request; and

  (j)      In addition to the conditions listed above, there shall not have occurred and be then continuing an Event of Default or Potential Event of Default.

3.02    Conditions Precedent to Advances After Initial Advance.  Lender shall not be obligated to make any advances of Loan proceeds after the initial advance until all of the following conditions have been satisfied:

  (a)      Each and every one of the conditions stated in Section 3.01 of this Agreement;

  (b)      Lender shall have received a duly executed and completed Loan Request acceptable to Lender in its sole and absolute discretion;

  (c)      No Lien shall be attached to the Collateral except statutory Liens for taxes not yet due and payable or as consented to by Lender;

  (d)      The representations and warranties of Borrower in any Loan Document shall then be true and correct in all material respects as of the date made or deemed made; and

  (e)      There shall not have occurred and be then continuing an Event of Default or Potential Default.

3.03    Lender’s Ability to Lend.    Notwithstanding Borrower’s compliance with Section 3.01 or 3.02, as applicable, Lender shall have no obligation to advance any amount under this Agreement unless it has first received corresponding funding under its credit facility with PNC.

Section 4.      INTEREST RATES

4.01    Interest Rate Options.  Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Loan Requests and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any specific Loan Request; provided that if an Event of Default or Potential Default exists and is continuing, Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Lender may demand that all existing Loans bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 5.05 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by the Lender exceeds the Lender’s highest lawful rate, the rate of interest on such Loan shall be limited to the Lender’s highest lawful rate.

  (a)      Revolving Loan Interest Rate Options.  Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Loans:

     (i)      Revolving Loan Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

     (ii)      Revolving Loan LIBOR Rate Option:      A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.

  (b)      Rate Quotations. Borrower may call the Lender on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Lender nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.02    Interest Periods.  At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, Borrower shall notify the Lender thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

  (a)      Each Loan Request shall be in integral multiples of $50,000 and not less than $50,000; and

  (b)      In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.03    Interest After Default.  To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Lender:

  (a)      The rate of interest for each Loan otherwise applicable pursuant to Section 4.01(a) shall be increased by 4.0% per annum;

  (b)      Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Loan Base Rate Option plus an additional 4.0% per annum from the time such Obligation becomes due and payable and until it is paid in full; and

  (c)      Borrower acknowledges that the increase in rates referred to in this Section 4.03, reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lender is entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Lender.

4.04    LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available; Lender’s Rights.

  (a)      Unascertainable.  If on any date on which a LIBOR Rate would otherwise be determined, the Lender shall have determined that:

     (i)      adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

     (ii)      a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, then the Lender shall have the rights specified in Section 4.04(c) [Lender’s Rights].

  (b)      Illegality; Increased Costs; Deposits Not Available.  If at any time the Lender shall have determined that:

     (i)      the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by the Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

     (ii)      such LIBOR Rate Option will not adequately and fairly reflect the cost to the Lender of the establishment or maintenance of any such Loan, or

     (iii)     after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, including without limitation PNC, to which a LIBOR Rate Option applies, respectively, are not available to the Lender with respect to such Loan, or to banks generally, including without limitation PNC, in the interbank eurodollar market, then the Lender shall have the rights specified in Section 4.04(c) [Lender’s Rights].

  (c)      Lender’s Rights.  In the case of any event specified in Section 4.04(a) [Unascertainable] above, the Lender shall promptly so notify the Borrower thereof, and in the case of an event specified in Section 4.04(b) [Illegality; Increased Costs; Deposits Not Available] above, the Lender shall promptly so notify the Borrower and endorse a certificate to such notice as to the specific circumstances of such notice. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of the Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Lender shall have later notified the Borrower, of the Lender’s determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Lender makes a determination under Section 4.04(a) [Unascertainable] and Borrower has previously notified the Lender of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If the Lender notifies the Borrower of a determination under Section 4.04(b) [Illegality; Increased Costs; Deposits Not Available], Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.05 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.03 [Voluntary Prepayments]. Absent due notice from Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.05    Selection of Interest Rate Options.  If Borrower fails to select a new Interest Period to apply to any Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Loan in accordance with the provisions of Section 4.02 [Interest Periods], the Borrower shall be deemed to have converted such Loans to the Base Rate Option commencing upon the last day of the existing Interest Period.

Section 5.      PAYMENTS

5.01    Payments.  All payments and prepayments to be made in respect of principal, interest, or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Lender at its principal office for the account of the Lender in U.S. Dollars and in immediately available funds. The Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

5.02    Interest Payment Dates.  Interest on Loans shall be due and payable in arrears on the Monthly Payment Date with respect to the amount due under each Loan since the immediately preceding Monthly Payment Date. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

5.03    Voluntary Prepayments.  Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.05 [Indemnity]). Whenever Borrower desires to prepay any part of the Loans, Borrower shall provide a prepayment notice to the Lender by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Loans, setting forth the following information:

  (a)      the date, which shall be a Business Day, on which the proposed prepayment is to be made; and

  (b)      a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies, and Loans to which the LIBOR Rate Option applies.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.04(c) [Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Loan which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lender under Section 5.05 [Indemnity].

5.04    Taxes.

  (a)      Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

  (b)      Payment of Other Taxes by the Borrower.  Without limiting the provisions of Section 5.04(a) [Payments Free of Taxes] above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.

  (c)      Indemnification by the Borrower.  Borrower shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes on account of any obligations Borrower hereunder or under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender, shall be conclusive absent manifest error.

  (d)      Evidence of Payments.    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to an Official Body, Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

5.05    Indemnity.  Borrower shall indemnify the Lender against all liabilities, losses or expenses (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained) which the Lender sustains or incurs as a consequence of (a) any payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), (b) any attempt by Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.03 [Revolving Loan Requests] or Section 4.02 [Interest Periods] or notice relating to prepayments under Section 5.03 [Voluntary Prepayments], or (c) any default by Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, or any other amount due hereunder.

If the Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by the Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as the Lender shall deem reasonable) to be necessary to indemnify the Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to the Lender ten (10) Business Days after such notice is given. In the event that the actual loss or expense incurred or experienced by the Lender is less than the amount paid by the Borrower pursuant to this Section 5.05, as determined on the fifteenth (15th) day following such payment, then Lender shall refund the Borrower on or before the eighteenth (18th) day following such payment the difference between the amount paid by the Borrower and the actual loss or expense incurred or experienced by the Lender.

Section 6.      REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that as of the date of this Agreement and on the date of each requested borrowing hereunder:

6.01    Name, Capacity and Standing.  Borrower’s exact legal name is correctly stated in the initial paragraph of the Agreement. Borrower is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Borrower is duly qualified and in good standing in every other state in which the nature of its business requires such qualification, except where the failure to do so does not result in a Material Adverse

Change and has been duly authorized by its partners to enter into and perform its obligations under the Loan Documents.

6.02    Authority; Compliance.  Borrower (i) has full power and authority to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, and (ii) is in compliance in all material respects with all applicable Laws in all jurisdictions in which Borrower is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change. No Event of Default or Potential Default exists or is continuing.

6.03    No Conflict; Material Agreements; Consents.    Neither the execution and delivery of this Agreement or the other Loan Documents by Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by Borrower will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of limited partnership or partnership agreement or other organizational documents of Borrower or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which Borrower is a party or by which it is bound or to which it is subject in any event which results in a Material Adverse Change, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of Borrower (other than Liens granted under the Loan Documents). There is no default under such material agreement (referred to above) which would be reasonably likely to cause a Material Adverse Change, and Borrower is not bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents.

6.04    Asset Ownership.  Borrower and Guarantor, as the case may be, each has good and marketable title to the Collateral described herein and in the Collateral Documents and all of the assets reflected on the materials furnished to Lender by Borrower and Guarantor, and all such Collateral is free and clear of pledges, liens, and all other encumbrances, except for the lien evidenced hereby and by the Collateral Documents and statutory Liens for taxes not yet due and payable.

6.05    Litigation.  There is no claim, action, suit or proceeding pending, threatened or reasonably anticipated before any court, commission, administrative agency, whether state or federal, or arbitration which, in Borrower’s reasonable belief, has a reasonable likelihood of success and which individually or in the aggregate, if adversely determined, could result in any Material Adverse Change or impair the ability of Borrower to perform its obligations under the Loan Documents.

6.06    Other Agreements.  The representations and warranties made by Borrower in the other Loan Documents are true and correct in all material respects on the date hereof, except to the extent any representation or warranty expressly relates to an earlier date, in which case such representation or warranty was true and correct in all material respects as of such date.

6.07    Validity and Binding Effect.    This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by Borrower and Guarantor, and (ii) constitutes, or will constitute, legal, valid and binding obligations of Borrower and Guarantor, as the case may be, which is or will be a party thereto, enforceable against Borrower and Guarantor in accordance with its terms.

6.08    Commercial Purpose.  The Loan is not a “consumer transaction”, as defined in the Georgia Uniform Commercial Code, and none of the Collateral was or will be purchased or held primarily for personal, family or household purposes.

6.09    Liens in the Collateral.  The Liens in the Collateral granted to the Lender pursuant to this Agreement, the Pledge Agreements and the Guaranty (collectively, the “Collateral Documents”) constitute and will continue to constitute Prior Security Interests. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by Borrower.

6.10    Taxes.  All federal, state, local and other tax returns required to have been filed with respect to Borrower and Guarantor have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

6.11    Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not materially misleading. There is no fact known to Borrower which materially adversely affects the business, property, assets, financial condition, or results of operations of Borrower or Guarantor which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Lender prior to or at the date hereof in connection with the transactions contemplated hereby.

Section 7.      AFFIRMATIVE COVENANTS

Borrower covenants and agrees that from the date hereof and until payment in full of all indebtedness and performance of all Obligations owed under the Loan Documents, Borrower shall comply at all times with the following covenants:

7.01    Maintain Existence and Current Legal Form of Business.  (a) Maintain and cause Guarantor to maintain its existence and good standing in the state of its formation; (b) maintain and cause Guarantor to maintain its respective current legal form of business; and (c), as applicable, qualify and remain qualified as a foreign limited partnership in each jurisdiction in which such qualification is required, except to the extent that failure to do so does not result in a Material Adverse Effect.

7.02    Maintain Records.  Maintain and cause Guarantor to maintain proper books of record and account which enable the Borrower and Guarantor to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower and Guarantor, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs

7.03    Maintain Properties.  Maintain, keep, and preserve all of its properties (tangible and intangible) including the Collateral necessary or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

7.04    Conduct of Business.  Continue to engage in business of the same general type as now conducted.

7.05    Maintain Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business, and business interruption insurance if required by Lender, which insurance may provide for reasonable deductible(s).

7.06    Comply With Laws.  Comply in all material respects with all applicable Laws including without limitation paying before the delinquency thereof, all taxes, assessments, and governmental charges imposed upon it or upon its property, and all Environmental Laws, except to the extent that failure to do so does not result in a Material Adverse Effect. Borrower will use the proceeds of the Loans only in accordance with Section 2.05 [Use of Proceeds] and as permitted by applicable Law.

7.07    Right of Inspection.  Permit the officers and authorized agents of Lender, at any reasonable time or times in Lender’s sole discretion upon reasonable prior notice, to examine and make copies of the records and books of account of Borrower and/or Guarantor, to visit the properties of Borrower or its Subsidiaries, and to discuss such matters with any officers of Guarantor, the partners, limited or general of Borrower, and in the presence of authorized officers of Borrower, Borrower’s independent accountants as the Lender deems necessary and proper.

7.08    Reporting Requirements.  Furnish to Lender:

  (a)      Financial Reports:  Bank statements relating to the Collateral from the Deposit Bank within three (3) Business Days after Lender’s request therefor.

  (b)      Notice of Litigation:  Promptly after the receipt of or Knowledge, by Borrower, notice or complaint of any filed, pending or threatened action, suit, and proceeding before any court or administrative agency of any type which, if determined adversely, could have a Material Adverse Change.

  (c)       Tax Returns:  As soon as available, complete copies (including all schedules) of all state and federal tax returns filed by Borrower and Guarantor.

  (d)      Notice of Default:   Promptly upon discovery or Knowledge thereof, notice of the existence of any Event of Default under this Agreement or any of the other Loan Documents or notice of any event or circumstance which, if adversely determined, could constitute an Event of Default if not cured by Borrower or Guarantor, as applicable.

  (e)      Other Information:    Such other information, including, without limitation, periodic statements of the financial condition of Borrower and Guarantor, as Lender may from time to time reasonably request.

7.09    Payment of Liabilities, Including Taxes, Etc.  Pay and discharge, and cause Guarantor to pay and discharge, all liabilities to which Borrower or Guarantor, as the case may be, is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made; provided, however, Borrower or Guarantor, as the case may be, shall not pay any liabilities, including without limitation, advisory, development and/or management fees, to their respective Affiliates prior to any regularly scheduled payment of the Obligations required hereunder.

7.10    Affirmative Covenants from other Loan Documents.    All affirmative covenants of Borrower contained in the other Loan Documents executed by Borrower are hereby incorporated by reference herein and made a part hereof as if fully set forth herein.

7.11    Additional Documentation.  Borrower shall, from time to time, at its expense, faithfully preserve and protect the Lender’s Lien on and Prior Security Interest in the Collateral whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to statutory Liens, and shall do such other acts or execute any additional documents as the Lender in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

7.12    Anti-Terrorism Laws.  Borrower is not or shall not be (i) a Person with whom the Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law.

7.13    Security Interest.

  (a)      Grant of Interest in Certain Accounts.  Borrower hereby agrees that Lender shall have and Borrower hereby grants, conveys, transfers and sets over to Lender a lien on and a security interest in any and all now or later arising advanced Loan proceeds and deposit accounts held by the Deposit Bank in Borrower’s name; provided, however, such security interest shall be limited to advanced Loan proceeds and the amounts in such deposit accounts originating from investor subscription proceeds in Guarantor’s deposit account(s) at Deposit Bank as transferred to Borrower. Such lien and security interest shall constitute additional security for the Loan, and upon the occurrence of any Event or Default hereunder, Lender shall have and possess any and all remedies of a secured party provided by law with respect to enforcement of and recovery on its security interest on such items and amounts. Borrower shall maintain its deposit accounts at the Deposit Bank at all times during the term of this Agreement.

  (b)      UCC Financing Statements.  Borrower hereby authorizes Lender to file UCC Financing statements in respect of the foregoing security interest and the security interests granted under the Collateral Documents describing the Collateral hereunder and under the Collateral Documents without execution thereof by Borrower or any other action on the part of Borrower.

Section 8.      NEGATIVE COVENANTS

Borrower covenants and agrees that from the date hereof and until payment in full of all indebtedness and performance of all obligations under the Loan Documents, Borrower shall not, without the prior written consent of the Lender:

8.01    Liens; Lien Covenants.  Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

8.02    Guaranties.    Borrower shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except in connection with Indebtedness incurred to acquire real property as contemplated herein.

8.03    Dividends and Related Distributions.  Borrower shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) (collectively, “Distributions”) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except: (x) dividends declared and paid by any Subsidiary to Borrower or any Distributions by Borrower to Guarantor, and (y) any Distribution shall be permitted at any time unless at the time of each such declaration or payment of such Distribution, or after giving effect thereto: (1) a Potential Default or Event of Default has occurred and is continuing; (2) the Borrower is not Solvent; and (3) such Distribution is prohibited under applicable Law.

8.04    Continuation of or Change in Business.  Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business that is substantially different than the business conducted and operated by Borrower or Subsidiary during the present fiscal year, and Borrower or Subsidiary shall not permit any material change in such business.

8.05    Changes in Organizational Documents.    Borrower shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents if such change would be adverse to the Lender as determined by the Lender in its sole discretion without the prior written consent of the Lender.

8.06    Change of Legal Form of Business.  Change Borrower’s name or legal form of business as described above, whether by merger, consolidation, conversion or otherwise.

8.07    Disposition of Assets.  Sell, convey, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of the Collateral except in the ordinary and usual course of its business; provided, however, the foregoing shall not permit Borrower or Guarantor to transfer the Collateral to a replacement deposit bank without Lender’s consent and execution of a replacement control agreement with such new deposit bank.

8.08    Affiliate Transactions.  Borrower shall not enter into or carry out any transaction with any Affiliate of Borrower (including purchasing property or services from or selling property or services to any Affiliate of Borrower or other Person) unless such transaction is in accordance with applicable Law and (i) is not otherwise prohibited by this Agreement and is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions, or (ii) is otherwise approved by the disinterested members of the board of directors of its general partner, or (iii) is with Lender or an Affiliate of Lender.

All negative covenants contained in the Collateral Documents, or any other Loan Document executed by Borrower are hereby incorporated by reference herein and made a part hereof as if fully set forth herein.

Section 9.      EVENTS OF DEFAULT

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.01    Payments Under Loan Documents.  Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments or the payment due at maturity), or Obligation or (ii) any interest on any Loan or any other amount owing hereunder or under the other Loan Documents within three (3) Business Days after the same becomes due;

9.02    Breach of Warranty.  Any representation or warranty made at any time by Borrower herein or by Borrower in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished, except to the extent such breach could have or should have been prevented solely by an officer or employee of Lender or an Affiliate of Lender;

9.03    Breach of Negative Covenants or Certain Affirmative Covenants.  Borrower shall default in the observance or performance of any covenant contained in Section 7.07 [Right of Inspection], or Section 8 [Negative Covenants];

9.04    Breach of Other Covenants.  Borrower or Guarantor, as the case may be, shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days; provided that if such default cannot be cured within such thirty (30) day grace period and Borrower is actively and diligently taking action to cure such default, such grace period may be extended in the sole discretion of the Lender. Notwithstanding the foregoing, any such breach shall not constitute an Event of Default to the extent such breach could have or should have been prevented solely by an officer or employee of Lender or an Affiliate of Lender;

9.05    Defaults in Other Agreements or Indebtedness.  A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which Borrower may be obligated as a borrower or guarantor in excess of $1,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default causes the acceleration of any Indebtedness or the termination of any commitment to lend. Notwithstanding the foregoing, any such liabilities relating to obligations under any non-recourse guaranties shall not be considered defaults hereunder so long as such obligation is discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry. In addition, notwithstanding the foregoing, any such breach shall not constitute an Event of Default to the extent such breach could have or should have been prevented by an officer or employee of Lender or an Affiliate of Lender;

9.06    Final Judgments or Orders.  Any final judgments or orders for the payment of money in excess of $1,000,000 in the aggregate shall be entered against Borrower by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry (except judgments validly covered by insurance with a deductible of not more than Two Hundred Fifty Thousand Dollars ($250,000)) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any portion of the assets of Borrower, or any Guarantor in excess of One Million Dollars ($1,000,000) by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution;

9.07    Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

9.08    Uninsured Losses; Proceedings Against Assets.  The Collateral or any other of the Borrower’s assets in excess of $1,000,000 are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

9.09    Relief Proceedings.  (a) A Relief Proceeding shall have been instituted against Borrower or Guarantor and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (b) Borrower or Guarantor institutes, or takes any action in furtherance of, a Relief Proceeding, or (c) Borrower or Guarantor ceases to be Solvent or admits in writing its inability to pay its debts as they mature.

Section 10.      REMEDIES UPON DEFAULT

Upon the occurrence of any of the above listed Events of Default, the Lender may at any time thereafter, at its option, take any or all of the following actions, at the same or at different times:

10.01  Declare the balance of the Note and all other amounts due and payable hereunder and under the other Loan Documents to be immediately due and payable, both as to principal and interest, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower, and such balance(s) shall accrue interest at the default rate as provided in Section 4.03 until paid in full.

10.02  Require Borrower to pledge additional collateral to Lender from Borrower’s assets and properties, the acceptability and sufficiency of such collateral to be determined in Lender’s sole discretion.

10.03  Exercise any and all other rights and remedies available to the Lender under the terms of the Loan Documents and applicable law, including the Georgia Uniform Commercial Code.

10.04  From and after the date on which the Lender has taken any action pursuant to this Section 10 and until all Obligations of the Borrower have been paid in full, any and all proceeds received by the Lender from any sale or other disposition of any Collateral, or any part thereof, or the exercise of any other remedy by the Lender, shall be applied as follows:

  (a)      first, to reimburse the Lender for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Lender in connection with realizing on any Collateral or collection of any Obligations of Borrower under any of the Loan Documents, including advances made by the Lender for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, any Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any Collateral;

  (b)      second, to the repayment of all Obligations then due and unpaid of the Borrower to the Lender or its Affiliates incurred under this Agreement or any of the other Loan

Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Lender may determine in its discretion; and

  (c)      the balance, if any, as required by Law.

Section 11.      ADDITIONAL RIGHTS AND REMEDIES

In addition to the rights and remedies specified elsewhere in this Agreement, Lender shall have the following rights and remedies:

11.01  Cessation of Funding.  Any obligation of the Lender to advance funds to the Borrower or any other Person under the terms of this Agreement or under the Note and all other obligations, if any, of the Lender under the Loan Documents shall immediately cease and terminate upon an Event of Default unless and until Lender shall reinstate such obligation in writing.

11.02  No Liability of the Lender.  Whether or not Lender elects to employ any or all remedies available to it upon an Event of Default, Lender shall not be liable for the protection of the Collateral, for payment of any expense incurred in connection with the exercise of any remedy available to Lender, or for the performance or nonperformance of any other Obligation of Borrower.

Section 12.      MISCELLANEOUS PROVISIONS

12.01  Non-impairment.  To the fullest extent allowed by applicable law, if any one or more provisions contained in the Loan Documents shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained therein shall not in any way be affected or impaired thereby and shall otherwise remain in full force and effect.

12.02  Applicable Law.  The Loan Documents shall be construed in accordance with and governed by the laws of the State of Georgia, without regard to conflicts of laws principles, except as required by mandatory provisions of law and except to the extent that the UCC provides that the validity or perfection of any security interests hereunder or remedies hereunder with respect to any particular collateral, are governed by the laws of a jurisdiction other than the State of Georgia.

12.03  Waiver; Cumulative Remedies.  Neither the failure nor any delay on the part of Lender in exercising any right, power or privilege granted in the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power, or privilege which may be provided by law. The rights and remedies of the Lender under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which it would otherwise have.

12.04  Modification.  No modification, amendment, or waiver of any provision of any of the Loan Documents shall be effective unless in writing and signed by Borrower and Lender and any original party thereto.

12.05  Stamps and Fees.  Borrower shall pay all intangibles taxes, or other fees or charges, if any are payable or are determined to be payable by reason of the execution, delivery, or issuance of the Loan Documents or any security granted to Lender; and Borrower agrees to indemnify and hold harmless Lender against any and all liability in respect thereof.

12.06  Lender Making Required Payments.  In the event Borrower shall fail to maintain insurance, pay taxes or assessments, or pay costs and expenses which Borrower is, under any of the terms hereof or of any Loan Documents, required to pay, or fail to keep the Mortgaged Property or any other assets constituting collateral for the Loan free from new security interests, liens, or encumbrances, except as permitted herein, Lender may at its election make expenditures for any or all such purposes and the amounts expended together with interest thereon at the Default Rate, shall become immediately due and payable to Lender, and shall have benefit of and be secured by the collateral; provided, however, Lender shall be under no duty or obligation to make any such payments or expenditures.

12.07  Notices.  All notices, requests, demands, waivers, and other communications given as provided in this Agreement will be in writing, and unless otherwise specifically provided in this Agreement, will be deemed to have been given: (i) if delivered in person, upon delivery, or (ii) if mailed by certified or registered mail, postage prepaid, return receipt requested, and addressed to either Borrower or Lender at the addresses provided below on the second business day after deposit in the United States Mail if addressed to an address located in the same State in which the notice is being mailed or on the third business day after deposit in the United States Mail if addressed to an address located within a State other than the State in which the notice is being mailed, or (iii) if sent by overnight express delivery service, enclosed in a prepaid envelope and addressed to Lender or Borrower at the address provided below, on the first business day after deposit with the service, or (iv) if sent by facsimile, or other form of rapid transmission confirmed by mailing (as provided in this section), at substantially the same time as the rapid transmission. Either Borrower or Lender may change its respective address as provided in this section by giving written notice of the change as provided in this section. The addresses for notice are:

Notice to Borrower:	Wells Core Office Income Operating Partnership, L.P. 6200 The Corners Parkway Norcross, GA 30092 3365 Attention: Douglas P. Williams Fax: (770) 243 8286

with a copy to:	DLA Piper 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601 Attention: Robert H. Bergdolt, Esq. Brian K. Doyle, Esq. Fax: (312) 630 6355

Notice to Lender:	Wells Real Estate Funds, Inc. 6200 The Corners Parkway Norcross, GA 30092 3365 Attention: John E. Monroe Fax: (770) 243 8450

with a copy to:	Joseph B. Foltz, Esq. Foltz Martin, LLC 5 Piedmont Center, Suite 750 3525 Piedmont Road Atlanta, Georgia 30305 Fax: (404) 237 1659

12.08  Consent to Jurisdiction; Waiver of Jury Trial.  Borrower hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement may be instituted in the Superior Court of Gwinnett County in the State of Georgia, or in the Northern District Court of Georgia, or in such other appropriate court and venue as Lender may choose in its sole discretion. Borrower consents to the jurisdiction of such courts and waives any objection relating to the basis for personal or in rem jurisdiction or to venue which Borrower may now or hereafter have in any such legal action or proceedings. Borrower hereby knowingly, voluntarily and intentionally waives any right to trial by jury that it may have in any action or proceeding at law or in equity in connection with this Agreement or the transactions related hereto.

12.09  Counterparts.  This Agreement may be executed by one or more parties on any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Electronic or facsimile signatures shall constitute original signatures for all purposes under this Agreement.

12.10  Expenses; Indemnity; Damage Waiver.

  (a)      Costs and Expenses.  Borrower shall pay (i) all out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Lender), in connection with the participation of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of any outside counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iv) all reasonable out-of-pocket expenses of the Lender’s regular employees and agents engaged periodically to perform audits of the Borrower’s books, records and business properties.

  (b)      Indemnification by Borrower.  Borrower shall indemnify the Lender (and any sub-agent thereof), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any outside counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) breach of representations, warranties or covenants of Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

  (c)      Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 12.10(b) [Indemnification by Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except due to the Lender’s gross negligence or willful misconduct.

  (d)      Payments.  All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

  (e)      Limitation.  Notwithstanding anything to the contrary contained herein or in any Loan Document, Borrower shall not be obligated to indemnify any Indemnitee for any matter done with the knowledge or approval of, or any matter that could have been prevented solely by, any Indemnitee.

12.11  Time.  Time is of the essence with respect to each and every provision of this Agreement.

12.12  Assignment by Borrower.  Neither Borrower nor Lender may assign this Agreement or any of its representative rights or obligations hereunder without the prior written consent of the other party, which consent may be withheld by such party in its sole and absolute discretion.

12.13  Successors and Assigns; Included Parties.  Whenever in this Agreement a party hereto is named or referred to, the heirs, legal representatives, successors and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement by or on behalf of Borrower or by or on behalf of Lender shall bind and adhere to the benefit of their respective heirs, legal representatives, successors and assigns whether so expressed or not. This Agreement is made and entered into for the sole protection and benefit of Lender and Borrower, their successors and assigns, and no third person or persons shall have any right to action hereon or rights to the Loan funds at any time, nor shall Lender owe any duty whatsoever to any claimant for labor performed or material furnished in connection with the construction of the Improvements, or to apply any undisbursed portion of the Loan, or to apply any undisbursed portion of the Loan to the payment of any such claim, or to exercise any right or power of Lender hereunder or arising from any default by Borrower.

12.14  No Partnership or Joint Venture.  Borrower and Lender acknowledge and agree that nothing contained in this Agreement or in the other Loan Documents, and that nothing contained in any other instrument or document between Borrower and Lender relating to the Loans shall be construed to establish Borrower and Lender as joint ventures or partners.

12.15  Approval.  Wherever Lender’s consent, discretion, requirement or approval is required in this Agreement or the other Loan Documents, such consent, discretion, requirement or approval shall be reasonably given unless specifically stated otherwise.

12.16  Addenda and Exhibits.  Any addenda, schedules, riders or exhibits to this Agreement shall be deemed incorporated herein by reference thereto as if fully set forth herein.

12.17  Severability.  The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

12.18  Duration; Survival.  All representations and warranties of Borrower contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and the full payment and performance of all Obligations. All covenants and agreements of Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Note, Section 5 [Payments] and Section 12.11 [Expenses; Indemnity; Damage Waiver], shall survive full payment and performance of the Obligations hereunder.

12.19  Holidays.    Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.02 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date, if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

12.20  USA Patriot Act Notice.  If the Lender is subject to the USA Patriot Act, and the Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and/or Guarantor, which information includes the name and address of Borrower or Guarantor and other information that will allow the Lender to identify the Borrower and/or Guarantor in accordance with the USA Patriot Act.

12.21  Tax Treatment of the Parties Under the Loan Documents.  The parties intend that (i) the amounts advanced under the Loan Documents shall be treated as debt for federal income tax purposes; and (ii) the relationship between Lender and Borrower be that of creditor and debtor for federal income tax purposes. The parties shall report consistently with such intent for all federal income tax purposes.

12.22  Entire Agreement.  The Loan Documents embody the entire agreement between Borrower and Lender with respect to the Loan, and there are no oral or parol agreements existing between Lender and Borrower with respect to the Loan which are not expressly set forth in the Loan Documents.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be duly executed under seal all as of the Effective Date.

BORROWER:

WELLS CORE OFFICE INCOME OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Wells Core Office Income REIT Inc., a Maryland corporation, as its General Partner

By: /s/ Douglas P. Williams

Name: Douglas P. Williams

Title: Executive Vice President

LENDER:

WELLS REAL ESTATE FUNDS, INC., a Georgia corporation

By: /s/ John E. Monroe

Name: John E. Monroe

Title: Assistant Treasurer

[CORPORATE SEAL]

JOINDER BY GUARANTOR

The undersigned, being the Guarantor of the Loan, does hereby join in this Agreement for the following purposes:

1.        To agree to comply with and abide by all the terms and conditions contained in the Agreement applicable to the Guarantor.

2.        To acknowledge that a default under this Agreement or a default under any of the Loan Documents shall be and constitute a default under the Loan and the Guaranty.

Signed under seal as of October 5, 2010	“GUARANTOR” WELLS CORE OFFICE INCOME REIT, INC., a Maryland corporation

By: /s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Executive Vice President

[CORPORATE SEAL]

EXHIBIT 2.03

FORM OF

LOAN REQUEST

TO:	WELLS REAL ESTATE FUNDS, INC.

FROM:	WELLS CORE OFFICE INCOME OPERATING PARTNERSHIP, L.P., as Borrower

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Loan and Security Agreement.

A.	Pursuant to Section 2.03 of the Agreement, Borrower hereby irrevocably requests [check one line under 1(a) below and fill in blank space next to the line as appropriate]:

1.(a)	A new Revolving Credit Loan OR

Renewal of the LIBOR Rate Option applicable to an outstanding Revolving Credit Loan, originally made on , 20 OR

Conversion of the Base Rate Option applicable to an outstanding Revolving Credit Loan, originally made on , 20 to a Loan to which the LIBOR Rate Option applies OR

Conversion of the LIBOR Rate Option applicable to an outstanding Revolving Credit Loan, originally made on , 20 to a Loan to which the Base Rate Option applies.

SUCH NEW, RENEWED OR CONVERTED LOAN SHALL BEAR INTEREST:

    [Check one line under 1(b) below and fill in blank spaces in line next to line]:

1.(b)(i)

Under the Base Rate Option. Such Loan shall have a Borrowing Date of                 , 20     (which date shall be (i) one (1) Business Day subsequent to the Business Day of receipt by the Lender by 10:00 a.m., Atlanta time, of this Loan Request for making a new Revolving Credit Loan to which the Base Rate Option applies, or (ii) the last day of the preceding LIBOR Rate Interest Period if a Loan to which the LIBOR Rate Option applies is being converted to a Loan to which the Base Rate Option applies);

OR

(ii)

Under the LIBOR Rate Option. Such Loan shall have a Borrowing Date of                 , 20     (which date shall be three (3) Business Days subsequent to the Business Day of receipt by the Lender by 10:00 a.m., Atlanta time, of this Loan Request for making a new Revolving Credit Loan to which the LIBOR Rate Option applies, renewing a Loan to which the LIBOR Rate Option applies, or converting a Loan to which the Base Rate Option applies to a Loan to which the LIBOR Rate Option applies).

	2.	Such Loan is in the principal amount of U.S. $ or the principal amount to be renewed or converted is U.S. $ [not to be less $50,000 and in increments of $50,000 for each Loan Request].

	3.	[Complete blank below if the Borrower is selecting the LIBOR Rate Option]: Such Loan shall have an Interest Period of , which shall be either 7 days, one Month, two Months, three Months or six Months.

B.

As of the date hereof and the date of making of the above requested Loan (and after giving effect thereto): Borrower has performed and complied with all covenants and conditions of the Agreement; all of the Borrower’s representations and warranties therein are true and correct; no Event of Default or Potential Default has occurred and is continuing or exists; the making of such Loan shall not contravene any Law applicable to Borrower, any Subsidiary of any Borrower, or the Lender; and the making of any Revolving Credit Loan requested herein shall not cause the aggregate principal amount outstanding to exceed the Revolving Credit Commitment.

C.	The undersigned hereby irrevocably requests [check one line under 1.(a) below and fill in blank spaces next to the line as appropriate]:

1.(a)	Funds to be deposited into a Lender bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: $ .

Funds to be wired per the following wire instructions: $ Amount of Wire Transfer Bank Name: ABA: Account Number: Account Name: Reference:

Funds to be wired per the attached Funds Flow (multiple wire transfers).

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE 1 OF 1 TO LOAN REQUEST]

The undersigned certifies to the Lender as to the accuracy of the foregoing.

WELLS CORE OFFICE INCOME OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Wells Core Office Income REIT, Inc., a Maryland corporation, as its General Partner

By:

Name:

Title:

Date:

[CORPORATE SEAL]